UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 5

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys – Manny, Moe & Jack

(Name of Issuer)

Common Stock, par value $1.00 per share

(Title of Class of Securities)

713278109

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

April 24, 2006

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.			13-4088890

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
907,619

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
907,619

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
907,619

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.67%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.			20-2871525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
661,735

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
661,735

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
661,735

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.22%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC			20-0327470

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
661,735

	8)	SHARED VOTING POWER
907,619

	9)	SOLE DISPOSITIVE POWER
661,735

	10)	SHARED DISPOSITIVE POWER
907,619

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,569,354

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.89%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC			13-4126527

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
907,619

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
907,619

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
907,619

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.67%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd. (BVI)

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
990,734

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
990,734

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
990,734

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.83%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Offshore Advisors, LLC			20-4797640

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
990,734

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
990,734

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
990,734

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.83%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.			13-3635132

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,560,088

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,560,088

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,560,088

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.72%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.			13-3635168

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,560,088

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,560,088

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,560,088

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.72%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,560,088

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,560,088

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,560,088

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.72%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC			20-0870632

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
399,768

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
399,768

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
399,768

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.74%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,011,487

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,011,487

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,487

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Carpathia Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
89,297 (see Item 5)

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
89,297 (see Item 5)

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,297 (see Item 5)

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Ambrose Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
116,378

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
116,378

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
116,378

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.21%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Halifax Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
123,793

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
123,793

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
123,793

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.23%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
467,051

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
467,051

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
467,051

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.86%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Fund III, Ltd

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
27,051

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
27,051

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,051

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC			37-1484525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,411,255

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,411,255

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,411,255

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.60%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Advisors, LLC			13-3954331

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
494,102

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
494,102

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
494,102

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.91%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, L.L.C.			13-3937658

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,234,825

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,234,825

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., L.L.C.			13-3946794

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,234,825

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,234,825

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,234,825

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,234,825

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,234,825

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,234,825

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,234,825

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,234,825

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,234,825

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,234,825

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,234,825

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Partners, L.P.			20-0133443

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
7,200

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
7,200

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Management, LLC			20-0027325

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
7,200

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
7,200

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ronald Gross			20-0027325

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
7,200

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
7,200

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, L.P.			73-1637217

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
52,944

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
52,944

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,944

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund (TE), L.P.			20-0024165

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
52,989

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
52,989

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,989

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
315,270

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
315,270

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
315,270

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.58%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
HCM/Z Special Opportunities LLC			98-0436333

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
108,281

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
108,281

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,281

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.20%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn & Co., L.P.			02-0597442

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
DBZ GP, LLC			42-1657316

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Zwirn Holdings, LLC			30-0080444

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Zwirn

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
IN

This Amendment No. 5 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005, as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 22, 2005, Amendment No. 3 filed on February 15, 2006 and Amendment No. 4 filed on March 28, 2006 (together, the “Statement”), by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the “Company”). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2.	Identity and Background.

Item 2 of the Statement is hereby amended and restated as follows:

(a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd., Ramius Fund III, Ltd, Admiral Advisors, LLC, Ramius Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (each, a “Reporting Entity” and, collectively, the “Reporting Entities”).

As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 5,331,597 shares of Common Stock, representing approximately 9.83% of the shares of Common Stock presently outstanding.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership. The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Investments, L.P. is a Delaware limited partnership. The principal business of Barington Investments, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Companies Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The principal business of Barington Companies Offshore Fund, Ltd. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The executive officers and directors of Barington Companies Offshore Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

The investment advisor of Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC. Barington Companies Advisors, LLC is a Delaware limited liability company. The principal business of Barington Companies Advisors, LLC is serving as the investment advisor of Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P. The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Advisors, LLC.

The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company. The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Investors, LLC.

The investment advisor of Barington Companies Offshore Fund, Ltd. is Barington Offshore Advisors, LLC. Barington Offshore Advisors, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors, LLC is serving as the investment advisor of Barington Companies Offshore Fund, Ltd. The address of the principal business and principal office of Barington Offshore Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Offshore Advisors, LLC.

Barington Companies Advisors, LLC, Barington Companies Investors, LLC and Barington Offshore Advisors, LLC are each majority-owned subsidiaries of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership. The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation. The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the sole stockholder and director of LNA Capital Corp. The executive officers of LNA and their principal occupations and business addresses are set forth on Schedule II and incorporated by reference in this Item 2. The principal occupation of Mr. Mitarotonda is serving as the Chairman and Chief Executive Officer of Barington Capital Group, L.P. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The executive officers and directors of Starboard Value and Opportunity Master Fund Ltd. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this Item 2. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.

Each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The executive officers and directors of each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd and their respective principal occupations and business addresses are set forth on Schedule IV and incorporated by reference in this Item 2. Ramius Advisors, LLC serves as the investment manager for Ramius Master Fund, Ltd. and Ramius Fund III, Ltd. The address of the principal business and principal office of Ramius Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017

The managing member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The sole member of Admiral Advisors, LLC and Ramius Advisors, LLC is Ramius Capital Group, L.L.C.. Ramius Capital Group, L.L.C. is also the investment manager for RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd. Ramius Capital Group, L.L.C. is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. The managing member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C., a Delaware limited liability company formed to be the managing member of Ramius Capital Group, L.L.C.. The address of the principal business and principal office of C4S & Co., L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a Managing Member of C4S & Co., L.L.C.. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

RJG Capital Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of RJG Capital Partners, L.P. is 11517 West Hill Drive, North Bethesda, Maryland 20852.

The general partner of RJG Capital Partners, L.P. is RJG Capital Management, LLC. RJG Capital Management, LLC is a Delaware limited liability company formed to be the general partner of RJG Capital Partners, L.P. The address of the principal business and principal office of RJG Capital Management, LLC is 11517 West Hill Drive, North Bethesda, Maryland 20852. Ronald Gross is the Managing Member of RJG Capital Management, LLC. The business address of Mr. Gross is c/o RJG Capital Management, LLC, 11517 West Hill Drive, North Bethesda, Maryland 20852.

Each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. is a Delaware limited partnership formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

D.B. Zwirn Special Opportunities Fund, Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/Z Special Opportunities LLC is an exempted company organized under the laws of the Cayman Islands formed to be used as an investment vehicle. The address of the principal business and principal office of HCM/Z Special Opportunities LLC is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. There are no officers of D.B. Zwirn Special Opportunities Fund, Ltd. or HCM/Z Special Opportunities LLC. The directors of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC and their principal occupations and business addresses are set forth on Schedule V and incorporated by reference in this Item 2.

The manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC is D.B. Zwirn & Co., L.P. D.B. Zwirn & Co., L.P. is a Delaware limited partnership that acts as the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC. The address of the principal business and principal office of D.B. Zwirn & Co., L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151. The general partner of D.B. Zwirn & Co., L.P. is DBZ GP, LLC. DBZ GP, LLC is a Delaware limited liability company that acts as the general partner of D.B. Zwirn & Co., L.P. The address of the principal business and principal office of DBZ GP, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

The managing member of DBZ GP, LLC is Zwirn Holdings, LLC. Zwirn Holdings, LLC is a Delaware limited liability company that acts as the managing member of DBZ GP, LLC. The address of the principal business and principal office of Zwirn Holdings, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151. Daniel B. Zwirn is the managing member of Zwirn Holdings, LLC. The business address of Mr. Zwirn is c/o D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, New York 10151.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(d) - (e) During the last five years, none of the Reporting Entities or any other person identified in response to this Item 2 was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)      Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd., Alison Nolan, a director of D.B. Zwirn Special Opportunities Fund, Ltd. and Hugh Thompson, a director of HCM/Z Special Opportunities LLC, each of whom is a citizen of the United Kingdom, and Jonathan Clipper, a director of Barington Companies Offshore Fund, Ltd., who is a citizen of Bermuda and the United Kingdom.

Item 3.	Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 809,500 shares of Common Stock. The amount of funds expended for such purchases was approximately $432,840.00 by Barington Companies Equity Partners, L.P., $2,240,494.00 by Barington Companies Offshore Fund Ltd., $227,241.00 by Barington Investments, L.P., $1,982,882.00 by Parche, LLC, $ 1,081,853.00 by RCG Ambrose Master Fund, Ltd., $1,142,034.00 by RCG Halifax Fund, Ltd., $ 4,404,304.63 by Ramius Master Fund, Ltd., and $402,026.37 by Ramius Fund III, Ltd.

All purchases of Common Stock by the Reporting Entities were, except as described in Schedule VI attached hereto, made in open market transactions. All transactions effected since the filing of the Statement are described in Schedule VI attached hereto. All such purchases of Common Stock were, except as otherwise described in Schedule VI, funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a)      As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 907,619 shares of Common Stock, representing approximately 1.67% of the shares of Common Stock presently outstanding based upon the 54,233,005 shares of Common Stock reported by the Company to be issued and outstanding as of March 31, 2006 in its Form 10-K filed with the Securities and Exchange Commission on April 12, 2006 (the “Issued and Outstanding Shares”).

As of the date of this filing, Barington Investments, L.P. beneficially owns 661,735 shares of Common Stock, constituting approximately 1.22% of the Issued and Outstanding Shares. As of the date of this filing, Barington Companies Offshore Fund, Ltd. beneficially owns 990,734 shares of Common Stock, constituting approximately 1.83% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 661,735 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 1,569,354 shares, constituting approximately 2.89% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.67% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 990,734 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 1.83% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 661,735 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 990,734 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 2,560,088 shares, constituting approximately 4.72% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 661,735 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 990,734 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 2,560,088 shares of Common Stock, constituting approximately 4.72% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 661,735 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 990,734 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 2,560,088 shares of Common Stock, constituting approximately 4.72% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 907,619 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 661,735 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 990,734 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of the date of this filing, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company’s outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd.

As of the date of this filing, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 399,678 and 1,011,487 shares of Common Stock, respectively, constituting approximately 0.74% and 1.87%, respectively, of the Issued and Outstanding Shares. As the managing member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 399,678 shares and the 1,011,487 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 1,411,255 shares, constituting approximately 2.60% of the Issued and Outstanding Shares. As of the date of this filing, each of RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Master Fund III, Ltd beneficially own 116,378, 123,793, 467,051 and 27,051 shares of Common Stock, respectively, constituting approximately 0.21%, 0.23%, 0.86% and 0.05%, respectively, of the Issued and Outstanding Shares. As the investment manager of Ramius Master Fund, Ltd. and Ramius Fund III, Ltd, Ramius Advisors, LLC may be deemed to beneficially own the 467,051 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 27,051 shares of Common Stock owned by Ramius Fund III, Ltd, constituting approximately 0.86% and 0.05%, respectively, of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and Ramius Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, L.L.C. may be deemed to beneficially own the 399,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 116,378 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 123,793 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 467,051 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 27,051 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,234,825 shares, constituting approximately 4.12% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 399,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 116,378 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 123,793 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 467,051 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 27,051 shares of Common Stock owned by 4.12% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 399,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 116,378 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 123,793 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 467,051 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 27,051 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,234,825 shares, constituting approximately 4.12% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 399,678 shares of Common Stock owned by Parche, LLC, the 1,011,487 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 116,378 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 123,793 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 467,051 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 27,051 shares of Common Stock owned by Ramius Fund III, Ltd, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

As of the date of this filing, RJG Capital Partners, L.P. beneficially owns 7,200 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 7,200 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 52,944 shares and 52,989 shares of Common Stock, respectively, constituting approximately 0.10% and 0.10%, respectively, of the Issued and Outstanding Shares. As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 315,270 shares and 108,281 shares of Common Stock, respectively, constituting approximately 0.58% and 0.20%, respectively, of the Issued and Outstanding Shares.

As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b)      Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended and supplemented as follows:

Exhibit No.	Exhibit Description

99.8

Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd., Ramius Fund III, Ltd, Admiral Advisors, LLC, Ramius Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn dated May 19, 2006 (which supersedes and replaces the Agreement of Joint Filing dated February 14, 2006, as previously filed as an exhibit to Amendment No. 3 of the Schedule 13D filed with the SEC on February 15, 2006).

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  May 19, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON OFFSHORE ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.

By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

PARCHE, LLC
By:	Admiral Advisors, LLC, its managing member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.

By:	Ramius Capital Group, L.L.C., its Investment Manager

By:	C4S & Co., L.L.C., its Managing Member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RCG HALIFAX FUND, LTD.

By:	Ramius Capital Group, L.L.C., its Investment Manager

By:	C4S & Co., L.L.C., its Managing Member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS MASTER FUND, LTD

By:	Ramius Advisors, LLC its Investment Manager

By:	Ramius Capital Group, L.L.C. its sole member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS FUND III, LTD

By:	Ramius Advisors, LLC its Investment Manager

By:	Ramius Capital Group, L.L.C. its sole member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

ADMIRAL ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RAMIUS CAPITAL GROUP, L.L.C.
By:	C4S & Co., L.L.C., its Managing Member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

/s/ Jeffrey M. Solomon

Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.
By:	RJG Capital Management, LLC, its general partner

By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

/s/ Ronald J. Gross

Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN & CO., L.P.
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn

SCHEDULE I

Directors and Officers of Barington Companies Offshore Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda Director and President	Chairman and Chief Executive Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Sebastian E. Cassetta Director	Senior Managing Director and Chief Operating Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Jonathan Clipper Director	Managing Director of Bedford Management Ltd.	7 Reid Street, Suite 108 Hamilton HM11, Bermuda

Graham Cook Director	Director/Manager, Corporate Services of Byson Financial Services, Ltd.	Bison Court P.O. Box 3460 Road Town, Tortola British Virgin Islands

Forum Fund Services, Ltd. Secretary	Fund Administration	Washington Mall 1, 3rd Flr. 22 Church Street Hamilton HM11, Bermuda

Melvyn Brun Treasurer	Chief Financial Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

SCHEDULE II

Officers of LNA Capital Corp.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda President and CEO	Chairman and Chief Executive Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Sebastian E. Cassetta Secretary	Senior Managing Director and Chief Operating Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Melvyn Brunt Treasurer	Chief Financial Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

SCHEDULE III

Directors and Officers of Starboard Value and Opportunity Master Fund Ltd.

Name and Position	Principal Occupation	Principal Business Address

Mark Mitchell Director	Managing Director of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV

Directors and Officers of RCG Carpathia Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of RCG Ambrose Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Mark Mitchell Director	Managing Director of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of RCG Halifax Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of Ramius Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Marran Ogilvie Director	General Counsel of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of Ramius Fund III, Ltd

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Marran Ogilvie Director	General Counsel of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE V

Directors of D.B. Zwirn Special Opportunities Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Daniel B. Zwirn Director	Managing Partner of D.B. Zwirn & Co., L.P.	745 Fifth Avenue 18th Floor New York, NY 10151

Alison Nolan Director	Managing Director of Athena International Management Limited	Ugland House, 113 South Church Street, George Town, Grand Cayman

Directors of HCM/Z Special Opportunities LLC

Name and Position	Principal Occupation	Principal Business Address

Glenn R. Dubin Director	Managing Member/Co-Founder of Highbridge Capital Management and Co-Chairman of Dubin & Swieca Capital Management	9 West 57th Street 27th Floor New York, NY 10019

Hugh G. Thompson Director	Senior Vice President of Maples Finance Limited	PO Box 1093GT Queensgate House South Church Street, George Town Grand Cayman, Cayman Islands

SCHEDULE VI

This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. Except as described in footnote 1 to this Schedule VI, all transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

3/29/2006	20,000	$14.350	$287,000.00
3/30/2006	10,000	$14.584	$145,840.00

Shares purchased by Barington Companies Offshore Fund, Ltd. (BVI)

Date	Number of Shares	Price Per Share	Cost(*)

3/29/2006	19,500	$14.350	$279,825.00
3/30/2006	9,750	$14.584	$142,194.00
3/31/2006	25,000	$14.919	$372,975.00
5/4/2006	15,000	$14.653	$219,795.00
5/8/2006	50,000	$14.516	$725,800.00
5/16/2006	35,000	$14.283	$499,905.00

Shares purchased by Barington Investments, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

3/29/2006	10,500	$14.350	$150,675.00
3/30/2006	5,250	$14.584	$76,566.00

Shares Purchased by Parche, LLC

Date	Number of Shares	Price Per Share	Cost(*)

3/3/2006	6,930	$15.2500	$105,682.50
3/6/2006	6,160	$14.9850	$92,307.60
3/29/2006	28,600	$14.3500	$410,410.00
3/30/2006	24,200	$14.6510	$354,554.20
3/31/2006	24,200	$14.9185	$361,027.70
4/20/2006	22,000	$15.1000	$332,200.00
4/24/2006	6,600	$15.0000	$99,000.00
4/26/2006	11,000	$14.9000	$163,900.00
5/2/2006	4,400	$14.5000	$63,800.00

Shares Purchased by RCG Ambrose Master Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

3/3/2006	4,095	$15.2500	$62,448.75
3/6/2006	3,640	$14.9850	$54,545.40
3/29/2006	16,900	$14.3500	$242,515.00
3/30/2006	14,300	$14.6510	$209,509.30
3/31/2006	14,300	$14.9185	$213,334.55
4/20/2006	10,000	$15.1000	$151,000.00
4/24/2006	3,000	$15.0000	$45,000.00
4/26/2006	5,000	$14.9000	$74,500.00
5/2/2006	2,000	$14.5000	$29,000.00

Shares Purchased by RCG Halifax Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

3/3/2006	4,410	$15.2500	$67,252.50
3/6/2006	3,920	$14.9850	$58,741.20
3/29/2006	18,200	$14.3500	$261,170.00
3/30/2006	15,400	$14.6510	$225,625.40
3/31/2006	15,400	$14.9185	$229,744.90
4/20/2006	10,000	$15.1000	$151,000.00
4/24/2006	3,000	$15.0000	$45,000.00
4/26/2006	5,000	$14.9000	$74,500.00
5/2/2006	2,000	$14.5000	$29,000.00

Shares Purchased/Sold by Ramius Master Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

3/3/2006	16,065	$15.2500	$244,991.25
3/6/2006	14,280	$14.9850	$213,985.80
3/29/2006	66,300	$14.3500	$951,405.00
3/30/2006	56,100	$14.6510	$821,921.10
3/31/2006	56,100	$14.9185	$836,927.85
4/20/2006	58,000	$15.1000	$875,800.00
4/24/2006	17,400	$15.0000	$261,000.00
4/26/2006	29,000	$14.9000	$432,100.00
5/1/2006	(26,451)(1)	$14.8700	$(393,326.37)
5/2/2006	11,000	$14.5000	$159,500.00

Shares Purchased by Ramius Fund III, Ltd

Date	Number of Shares	Price Per Share	Cost(*)

5/1/2006	26,451(1)	$14.8700	$393,326.37
5/2/2006	600	$14.5000	$8,700.00
______________
(*)	Excludes commissions and other execution-related costs.
[1]

The shares reported as acquired by Ramius Fund III, Ltd and sold by Ramius Master Fund, Ltd. were acquired by Ramius Fund III, Ltd from Ramius Master Fund, Ltd. as a distribution in kind on May 1, 2006. The price per unit for these 26,451 shares on the date of distribution was $14.8700.